Exhibit (k)(2)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the [ ] day of [ ], 2026 by and among CIBC Private Lending Strategies, a Delaware statutory trust (the “Fund”) and CIBC Private Wealth Advisors, Inc., a Delaware corporation (“the Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Investment Manager agrees with the Fund to waive fees that it would otherwise have been paid, and/or to assume expenses of the Fund (a “Waiver”), if required to ensure the Total Annual Expenses of the Fund (excluding any taxes, costs associated with leverage, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses), do not exceed 1.50% of the average daily net assets of Class I Shares (the “Expense Limit”).

3. Unless earlier terminated by the Board of Trustees of the Fund (the “Board”), on behalf of the Fund, this Agreement will have an initial term of twelve months from the effective date of the Prospectus and during such initial term this Agreement may not be terminated by the Investment Manager. This Agreement will automatically renew for successive twelve-month periods thereafter, and the Agreement may not be terminated by the Investment Manager other than as of the end of the then current term. The Board may terminate this Agreement on behalf of the Fund at any time upon 30 days’ written notice to the Investment Manager, and the Investment Manager may terminate this Agreement effective as of the end of the then current term upon 30 days’ written notice to the Board.

4. For a period not to exceed (3) three years from the date on which a Waiver is made, the Investment Manager may recoup amounts waived or assumed, provided the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit in place at the time of the Waiver and the current expense limit at the time of the recoupment. To the extent that such recoupment is due, the Fund shall effect such payment as promptly as possible. To the extent that the full amount of such waived amount or expense assumed cannot be recouped as provided in the previous sentence within such applicable three-year period, such recoupment right shall be extinguished.

5. If this Agreement is terminated by the Fund, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”), such payment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Investment Manager is able to effect such recoupment and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

6. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CIBC PRIVATE LENDING STRATEGIES

By:	[ ]
Title:	[ ]

CIBC PRIVATE WEALTH ADVISORS, INC.

By:	[ ]
Title:	[ ]